Exhibit 99.1

Noranda Reports Third Quarter 2010 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--October 27, 2010--Noranda Aluminum Holding Corporation (NYSE: NOR) announced its consolidated financial results for the third quarter of 2010. For the quarter, Noranda’s performance resulted in diluted earnings per share of $0.45 on net income of $25.2 million. These results include the after-tax positive impact of special items of $16.6 million or $0.29 per diluted share. During the quarter, operating cash flow generated $31.0 million and Adjusted EBITDA was $33.0 million. The Company’s integrated cash cost for primary aluminum was $0.77 per pound which reflects seasonal peak power rates.

Other important metrics and events for third quarter 2010 included:

  Revenues totaled $314.2 million.
  Income before taxes was $38.2 million, which included the benefit of $25.4 million from hedging and debt repurchase gains.
  Combined segment profit from the Company’s five business units was $38.9 million.
  CORE initiatives contributed $19.1 million in cost reduction, capital expenditure savings, and cash generation. Year-to-date CORE savings are $57.7 million.
  Total indebtedness was $533.1 million at September 30, 2010, a $20.6 million reduction from June 30, 2010 levels.
  In September, the New Madrid smelter produced 47.8 million pounds of metal, a new record for the smelter.

Subsequent to the end of third quarter 2010, the Company announced a new five year labor agreement at its alumina refinery in Gramercy, Louisiana. The agreement between Noranda Alumina LLC and the United Steelworkers of America Local 5702 was ratified by the refinery’s union members on October 1, 2010.

During third quarter 2010, the Company announced that it had initiated steps to complete a $38 million capital project at the New Madrid smelter facility. The Company expects the project to increase the smelter’s annual metal production by approximately 35 million pounds by 2013. The Company anticipates the capital spending will be spread primarily over 2011 and 2012 with additional capacity beginning to come on-line in late 2012.

“We are pleased with our third quarter 2010 results which were built on the success achieved in the second quarter,” said Layle K. “Kip” Smith, Noranda’s President and Chief Executive Officer. “Our results again demonstrate the effectiveness of our strategy and programs to capitalize on our integrated structure, drive productivity, grow our upstream value added and downstream sales and continue to strengthen our financial structure.”

Third Quarter 2010 Consolidated Results

For third quarter 2010, net income was $25.2 million on pre-tax income of $38.2 million, compared to net income of $125.9 million on pre-tax income of $138.4 million in third quarter 2009. The impact of special items increased third quarter 2010 net income by $16.6 million, compared to a $127.2 million positive impact in third quarter 2009. When compared with third quarter 2009, third quarter 2010 results reflect higher LME prices and Midwest premiums, the effects of a fully operational New Madrid smelter throughout third quarter 2010, the benefits of 100% ownership of the alumina and bauxite operations, and the impact of the Company’s CORE productivity improvement and cost reduction initiatives. Third quarter 2009 reflects a $120.3 million gain on business combination and a $28.6 million gain on debt repurchase.

Special items related to pre-tax income during third quarter 2009 and 2010 are outlined below (in millions):

	Three months ended September 30,
	2009	2010
	$	$
	Increase (decrease)
Pre-tax impact of specific transactions and events:
Insurance recoveries in excess of costs and losses	14.3	―
Gain on debt repurchase	28.6	3.6
Gain on business combination	120.3	―
Total pre-tax impact of specific transactions and events	163.2	3.6
Gain on hedging activities	5.7	21.8
Total pre-tax impact of special items	168.9	25.4
Income tax impact of special items	(41.7)	(8.8)
After-tax impact of special items	127.2	16.6

  Compared to third quarter 2009, third quarter 2010 pre-tax income reflects $37.6 million of improvements in sales margin (sales minus cost of sales).
    Higher LME aluminum prices and Midwest premiums in the primary aluminum products segment contributed $10.6 million to the improvement in consolidated sales margin. The average realized MWTP per pound for primary aluminum products was $0.99 in third quarter 2010 compared to $0.86 in third quarter 2009.
    Total primary aluminum shipments were 140.7 million pounds in third quarter 2010 compared to 83.4 million pounds in third quarter 2009, reflecting the return of the New Madrid smelter to full operations.
    The integrated net cash cost of primary aluminum was in-line with the Company’s expectations at $0.77 per pound in third quarter 2010, compared to $0.76 per pound in third quarter 2009. Cash cost in the third quarter 2009 was favorably impacted by the sale of 52.3 kMts of excess alumina sold from the New Madrid smelter. Third quarter in both periods includes the full effects of seasonal peak power rates.
    External bauxite and alumina sales contributed $8.3 million of sales margin in third quarter 2010, compared to $2.0 million of negative sales margin in third quarter 2009, following the Company’s August 2009 actions to assume 100% ownership of Gramercy and St Ann. This increase in sales margin is due to the inclusion of a full quarter of external bauxite and alumina sales in third quarter 2010, as only one month of sales from these segments were consolidated in third quarter 2009 results, as well as increased pricing over 2009.
    Third quarter 2010 sales margins were favorably impacted by $11.7 million of lower-of-cost-or-market adjustments on a LIFO basis—$3.2 million in the primary aluminum segment and $8.5 million in the rolled products segment—due to the sell through of inventory and an increase in the LME aluminum price at September 30, 2010 compared to June 30, 2010. Third quarter 2009 sales margins were favorably impacted by $20.0 million of such adjustments—$11.0 million in the primary aluminum segment and $9.0 million in the rolled products segment.

  Selling, general and administrative (“SG&A”) costs increased $1.2 million to $19.9 million in third quarter 2010 compared to third quarter 2009, as third quarter 2010 cost reductions in Corporate SG&A were offset by the inclusion of bauxite and alumina segment SG&A for the full quarter in 2010. Third quarter 2009 only reflects one month of SG&A costs for these segments, as this was the period in which the Company became the sole owner of those operations.
  Interest expense was $7.2 million in third quarter 2010, representing a $5.4 million decrease compared to third quarter 2009. This improvement primarily reflects the lower average outstanding debt balance in third quarter 2010 as a result of the Company’s debt repurchases in 2009 and 2010.
  Net gains on hedging activities were $21.8 million in third quarter 2010, compared to $5.7 million in third quarter 2009, with the difference being related to third quarter 2009 changes in fair value for aluminum hedges which were terminated in May 2010.
  The third quarter 2010 provision for income taxes was based on a 34.6% annual effective tax rate. The third quarter 2009 effective rate was impacted primarily by the gain on business combination which was recorded net of tax.

Segment Results — Third Quarter 2010 Compared to Second Quarter 2010

Bauxite. Segment profit in third quarter 2010 was $7.7 million, compared to $4.6 million in second quarter 2010. Segment profit was favorably impacted by an increase in the transfer price of bauxite to Gramercy, and by delivering the bauxite which was delayed in second quarter 2010 because of customer logistical issues.

Alumina refining. Segment profit in third quarter 2010 was $10.1 million, compared to $19.1 million in second quarter 2010. This decrease is attributable to a decline in the average LME aluminum price and an increase in transfer pricing of bauxite purchased from St. Ann.

Primary aluminum products. Segment profit in third quarter 2010 was $12.5 million, compared to $31.1 million in second quarter 2010, primarily reflecting a 5% decrease in realized MWTP, a 4% decrease in total primary aluminum shipments caused by production and shipping timing differences early in the quarter, and the full quarter effects of peak power rates. Billet and rod shipments to external customers were 11% or 8.3 million pounds higher in third quarter compared to second quarter as the smelter continued to take advantage of strong demand for those products.

Flat rolled products. Segment profit in third quarter 2010 was $14.4 million, compared to $14.6 million in second quarter 2010. Shipments, fabrication premiums, and fabrication costs were consistent quarter-to-quarter, as the segment continued to perform well in a favorable demand environment.

Corporate. Third quarter 2010 corporate costs were $5.8 million, compared to $7.3 million in second quarter 2010, primarily reflecting a decrease in legal and consulting fees.

Liquidity

The Company reported $33.0 million of cash and cash equivalents at the end of third quarter 2010, a $1.3 million improvement compared to the end of second quarter 2010. This improvement was the net result of $31.0 million of operating cash flow, offset by $12.5 million of capital expenditures and $17.1 million of debt repurchases.

Operating cash flows were $31.0 million for third quarter 2010, with $33.0 million of Adjusted EBITDA offset by $1.7 million of cash interest payments. Working capital was essentially flat for the quarter.

At the end of third quarter 2010, the Company had $215.2 million of available borrowing capacity under its senior revolving credit facility.

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009 (as adjusted)(1)	2010	2009 (as adjusted)(1)	2010
	$	$	$	$
Sales	218,559	314,228	540,553	950,642
Operating costs and expenses:
Cost of sales	216,190	274,227	564,254	830,126
Selling, general and administrative expenses	18,739	19,927	51,682	92,058
Goodwill and other intangible asset impairment	―	―	43,000	―
Excess insurance proceeds	(14,282)	―	(43,467)	―
	220,647	294,154	615,469	922,184
Operating income (loss)	(2,088)	20,074	(74,916)	28,458
Other (income) expenses:
Interest expense, net	12,577	7,218	42,551	25,004
Gain on hedging activities, net	(5,747)	(21,758)	(104,073)	(44,040)
Equity in net loss of investments in affiliates	1,553	―	79,654	―
Gain on debt repurchase	(28,574)	(3,565)	(193,224)	(953)
Gain on business combination	(120,276)	―	(120,276)	―
Total other (income) expenses	(140,467)	(18,105)	(295,368)	(19,989)
Income before income taxes	138,379	38,179	220,452	48,447
Income tax expense	12,430	12,989	62,350	16,439
Net income for the period	125,949	25,190	158,102	32,008

Net income per share:
Basic	$2.89	$0.46	$3.63	$0.65
Diluted	$2.89	$0.45	$3.63	$0.64
Weighted-average shares outstanding:
Basic	43,534	55,280	43,501	49,421
Diluted	43,534	56,299	43,501	50,311

Financial and other data:
Average realized Midwest transaction price per pound	0.86	0.99	0.75	1.02
Integrated net cash cost for primary aluminum products (per pound shipped)	0.76	0.77	0.76	0.71
Shipments:
Third party shipments:
Bauxite (kMts)	145.0	570.5	145.0	1,392.7
Alumina refining (kMts)	103.5	164.7	103.5	507.3
Primary aluminum products (pounds, in millions)	76.6	102.3	221.9	310.5
Flat rolled products (pounds, in millions)	84.4	92.0	235.3	267.7
Intersegment shipments:
Bauxite (kMts)	165.9	665.8	165.9	1,920.1
Alumina refining (kMts)	17.1	124.8	17.1	354.0
Primary aluminum products (pounds, in millions)	6.8	38.4	34.4	97.5

(1)	On August 3, 2009, we entered into an agreement with Century Aluminum Company whereby we would become the sole owner of both Gramercy and St. Ann. The transaction closed on August 31, 2009 and is referred to as the “Joint Venture Transaction.” During third quarter 2009, we believed the Joint Venture Transaction would result in a bargain purchase gain; however, we were in the process of reassessing the recognition and measurement of identifiable assets acquired and liabilities assumed. During third quarter 2009, we recorded $127.3 million unallocated purchase price on the balance sheet as a long-term liability. During fourth quarter 2009, upon the conclusion of our reassessment process and the finalization of the valuations, we recorded a $120.3 million gain on the Joint Venture Transaction. As required, we have revised comparative information for prior periods presented in our unaudited consolidated financial statements as necessary, including recording the gain on business combination of $120.3 million.

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Balance Sheets (in thousands, except share and per share amounts) (unaudited)

	December 31, 2009	September 30, 2010
	$	$
ASSETS
Current assets:
Cash and cash equivalents (includes $117 and $635 related to a consolidated Variable Interest Entity (“VIE”) at December 31, 2009 and September 30, 2010, respectively)	167,236	33,022
Accounts receivable, net	85,530	115,166
Inventories (includes $11,813 and $10,113 related to a consolidated VIE at December 31, 2009 and September 30, 2010, respectively)	182,356	195,907
Derivative assets, net	68,755	―
Taxes receivable	730	6,151
Prepaid assets	36,418	12,853
Other current assets	13,808	14,483
Total current assets	554,833	377,582
Property, plant and equipment, net (includes $36,911 and $36,188 related to a consolidated VIE at December 31, 2009 and September 30, 2010, respectively)	745,498	713,385
Goodwill	137,570	137,570
Other intangible assets, net	79,047	74,531
Long-term derivative assets, net	95,509	―
Other assets (includes $2,305 and $3,649 related to a consolidated VIE at December 31, 2009 and September 30, 2010, respectively)	85,131	86,099
Total assets	1,697,588	1,389,167
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable (includes $6,208 and $4,955 related to a consolidated VIE at December 31, 2009 and September 30, 2010, respectively)	69,912	79,210
Accrued liabilities (includes $3,583 and $6,239 related to a consolidated VIE at December 31, 2009 and September 30, 2010, respectively)	61,961	58,726
Accrued interest	167	737
Derivative liabilities, net	―	28,405
Deferred tax liabilities	27,311	27,406
Current portion of long-term debt	7,500	―
Total current liabilities	166,851	194,484
Long-term debt, net	944,166	533,084
Long-term derivative liabilities, net	―	24,731
Pension and OPEB liabilities	106,393	113,097
Other long-term liabilities (includes $5,435 and $5,794 related to a consolidated VIE at December 31, 2009 and September 30, 2010, respectively)	55,632	61,836
Deferred tax liabilities	330,382	302,288
Common stock subject to redemption (200,000 shares at December 31, 2009 and September 30, 2010)	2,000	2,000
Shareholders’ equity:
Preferred stock (25,000,000 shares authorized; no shares outstanding)	―	―
Common stock (200,000,000 shares authorized; $0.01 par value; 43,752,832 shares issued and outstanding at December 31, 2009; 55,280,232 shares issued and outstanding at September 30, 2010, including 200,000 shares subject to redemption at December 31, 2009 and September 30, 2010)	436	551
Capital in excess of par value	16,123	103,127
Accumulated deficit	(75,123)	(43,115)
Accumulated other comprehensive income	144,728	91,084
Total Noranda shareholders’ equity	86,164	151,647
Noncontrolling interest	6,000	6,000
Total shareholders’ equity	92,164	157,647
Total liabilities and shareholders’ equity	1,697,588	1,389,167

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009 (as adjusted)	2010	2009 (as adjusted)	2010
	$	$	$	$
OPERATING ACTIVITIES
Net income	125,949	25,190	158,102	32,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,285	24,895	66,005	76,080
Non-cash interest	1,437	1,137	25,086	14,330
Loss on disposal of property, plant and equipment	3,785	1,509	7,260	3,412
Insurance proceeds applied to capital expenditures	(4,334)	―	(11,495)	―
Goodwill and other intangible asset impairment	―	―	43,000	―
Gain on hedging activities, net of cash settlements	7,111	(27,755)	(63,100)	(32,268)
Settlements from hedge terminations, net	49,583	―	119,722	164,603
Gain on debt repurchase	(28,574)	(3,565)	(193,224)	(953)
Gain on business combination	(120,276)	―	(120,276)	―
Equity in net loss of investments in affiliates	1,553	―	79,654	―
Deferred income taxes	16,801	12,989	78,931	16,438
Stock compensation expense	371	241	1,111	4,210
Changes in other assets	(11,426)	(1,004)	(8,380)	(8,722)
Changes in other long-term liabilities and pension	27,895	8,412	31,966	12,636
Changes in operating assets and liabilities:
Accounts receivable, net	13,211	3,449	(7,066)	(28,917)
Inventories	14,838	(9,745)	18,648	(13,551)
Taxes receivable	3,463	276	(1,050)	(14,146)
Other current assets	6,241	1,339	18,679	18,152
Accounts payable	14,615	(10,424)	13,712	9,297
Accrued liabilities and accrued interest	(20,217)	4,047	(26,844)	(2,665)
Cash provided by operating activities	122,311	30,991	230,441	249,944

INVESTING ACTIVITIES
Capital expenditures	(9,851)	(12,509)	(32,211)	(40,319)
Proceeds from insurance related to capital expenditures	4,334	―	11,495	―
Proceeds from sale of property, plant and equipment	7	5	7	168
Cash acquired in business combination	11,136	―	11,136	―
Cash used in investing activities	5,626	(12,504)	(9,573)	(40,151)

FINANCING ACTIVITIES
Proceeds from issuance of shares, net of issuance costs	―	(4)	41	82,925
Repurchase of shares	―	―	(90)	(16)
Borrowings on revolving credit facility	13,000	―	13,000	―
Repayments on revolving credit facility	(14,500)	―	(14,500)	(215,930)
Repayment of long-term debt	(52,179)	(17,138)	(147,519)	(210,986)
Cash used in financing activities	(53,679)	(17,142)	(149,068)	(344,007)
Change in cash and cash equivalents	74,258	1,344	71,800	(134,214)
Cash and cash equivalents, beginning of period	182,258	31,678	184,716	167,236
Cash and cash equivalents, end of period	256,516	33,022	256,516	33,022

Segments Results (unaudited)

During third quarter 2010, we revised our segment performance measure to be “segment profit” rather than segment operating income. Segment profit (in which certain items, primarily non-recurring costs or non-cash expenses, are not allocated to the segments) is also the measure used by management as a basis of resource allocation. We have provided a reconciliation of segment profit to segment operating income before income taxes for the periods presented. All segment information presented herein has been revised to reflect the new structure. These segment changes had no impact on our historical consolidated financial position, results of operations or cash flows.

The following tables summarize the operating results and assets of our reportable segments and a reconciliation of segment profit (loss) to income before income taxes (in thousands):

	Three months ended September 30, 2009 (as adjusted)
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	4,361	15,078	89,238	109,882	―	―	218,559
Intersegment	3,981	4,142	5,784	―	―	(13,907)	―
	8,342	19,220	95,022	109,882	―	(13,907)	218,559

Segment profit (loss)	5,481	2,675	(855)	15,147	(10,749)	―	11,699
Depreciation and amortization	839	1,660	12,777	4,909	100	―	20,285
Capital expenditures	69	118	8,534	552	578	―	9,851

	Three months ended September 30, 2009 (as adjusted)
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Segment profit (loss)	5,481	2,675	(855)	15,147	(10,749)	―	11,699
Depreciation and amortization(1)	(839)	(1,660)	(11,355)	(4,909)	(100)	―	(18,863)
LIFO/LCM	―	―	2,244	1,235	―	―	3,479
Loss on asset disposal	―	―	(516)	(2,999)	―	―	(3,515)
Non-cash pension, accretion and stock compensation	(55)	(55)	(2,940)	(2,692)	2,741	―	(3,001)
Power outage	―	―	13,314	―	―	―	13,314
Restructuring, relocation and severance	―	(9)	(338)	(83)	(185)	―	(615)
Consulting and sponsor fees	―	―	―	―	(1,536)	―	(1,536)
Other, net	(5,675)	(824)	1,337	1,768	344	―	(3,050)
Operating income (loss)	(1,088)	127	891	7,467	(9,485)	―	(2,088)

Interest expense, net							12,577
Gain on hedging activities, net							(5,747)
Equity in net loss of investments in affiliates							1,553
Gain on debt repurchase							(28,574)
Gain on business combination							(120,276)
Income before income taxes							138,379

(1)	Depreciation and amortization for the primary aluminum products segment is presented net of insurance proceeds of $1.4 million for the three months ended September 30, 2009.

	Three months ended September 30, 2010
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	17,609	52,170	110,826	133,623	―	―	314,228
Intersegment	17,875	35,406	38,275	108	―	(91,664)	―
	35,484	87,576	149,101	133,731	―	(91,664)	314,228

Segment profit (loss)	7,735	10,116	12,464	14,433	(5,793)	(56)	38,899
Depreciation and amortization	2,451	5,011	12,063	5,111	259	―	24,895
Capital expenditures	2,407	2,278	4,852	2,354	618	―	12,509

	Three months ended September 30, 2010
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Segment profit (loss)	7,735	10,116	12,464	14,433	(5,793)	(56)	38,899
Depreciation and amortization	(2,451)	(5,011)	(12,063)	(5,111)	(259)	―	(24,895)
LIFO/LCM	―	―	6,192	4,838	―	32	11,062
Loss on asset disposal	1	―	(1,268)	(158)	(84)	―	(1,509)
Non-cash pension, accretion and stock compensation	(163)	(117)	(735)	(609)	(367)	―	(1,991)
Restructuring, relocation and severance	(41)	(19)	(28)	(120)	(492)	―	(700)
Consulting and sponsor fees	―	―	―	―	(207)	―	(207)
Other, net	(6)	(134)	78	(478)	(45)	―	(585)
Operating income (loss)	5,075	4,835	4,640	12,795	(7,247)	(24)	20,074

Interest expense, net							7,218
Gain on hedging activities, net							(21,758)
Gain on debt repurchase							(3,565)
Income before income taxes							38,179

	Nine months ended September 30, 2009 (as adjusted)
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	4,361	15,078	216,152	304,962	―	―	540,553
Intersegment	3,981	4,142	24,640	―	―	(32,763)	―
	8,342	19,220	240,792	304,962	―	(32,763)	540,553

Segment profit (loss)	5,481	2,675	(11,646)	25,132	(21,556)	―	86
Depreciation and amortization	839	1,660	46,603	16,659	244	―	66,005
Capital expenditures	69	118	27,296	3,095	1,633	―	32,211

	Nine months ended September 30, 2009 (as adjusted)
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Segment profit (loss)	5,481	2,675	(11,646)	25,132	(21,556)	―	86
Depreciation and amortization(1)	(839)	(1,660)	(39,923)	(16,659)	(244)	―	(59,325)
LIFO/LCM	―	―	3,662	6,492	―	―	10,154
Loss on asset disposal	―	―	(2,063)	(3,126)	―	―	(5,189)
Non-cash pension, accretion and stock compensation	(55)	(55)	(3,286)	(2,692)	(1,728)	―	(7,816)
Power outage	―	―	30,568	―	―	―	30,568
Impairment on goodwill and intangible assets	―	―	―	(43,000)	―	―	(43,000)
Restructuring, relocation and severance	―	(9)	1	(754)	(238)	―	(1,000)
Consulting and sponsor fees	―	―	―	―	(3,554)	―	(3,554)
Other, net	(5,675)	(824)	(1,952)	11,201	1,410	―	4,160
Operating income (loss)	(1,088)	127	(24,639)	(23,406)	(25,910)	―	(74,916)

Interest expense, net							42,551
Gain on hedging activities, net							(104,073)
Equity in net loss of investments in affiliates							79,654
Gain on debt repurchase							(193,224)
Gain on business combination							(120,276)
Income before income taxes							220,452

(1)	Depreciation and amortization for the primary aluminum products segment is presented net of insurance proceeds of $6.7 million for the nine months ended September 30, 2009.

	Nine months ended September 30, 2010
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	42,713	161,876	345,874	400,179	―	―	950,642
Intersegment	47,979	113,231	98,364	108	―	(259,682)	―
	90,692	275,107	444,238	400,287	―	(259,682)	950,642

Segment profit (loss)	20,042	35,924	70,015	40,182	(19,490)	(2,461)	144,212
Depreciation and amortization	8,083	15,376	36,439	15,507	675	―	76,080
Capital expenditures	5,353	6,471	20,098	6,841	1,556	―	40,319

	Nine months ended September 30, 2010
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Segment profit (loss)	20,042	35,924	70,015	40,182	(19,490)	(2,461)	144,212
Depreciation and amortization	(8,083)	(15,376)	(36,439)	(15,507)	(675)	―	(76,080)
LIFO/LCM	―	―	(322)	808	―	1,588	2,074
Loss on asset disposal	14	―	(2,828)	(514)	(84)	―	(3,412)
Non-cash pension, accretion and stock compensation	(520)	(933)	(2,584)	(1,764)	(5,560)	―	(11,361)
Restructuring, relocation and severance	(3,160)	(1,648)	(1,900)	(1,470)	(860)	―	(9,038)
Consulting and sponsor fees	―	―	―	―	(18,867)	―	(18,867)
Other, net	(14)	1,927	193	(999)	(177)	―	930
Operating income (loss)	8,279	19,894	26,135	20,736	(45,713)	(873)	28,458

Interest expense, net							25,004
Gain on hedging activities, net							(44,040)
Gain loss on debt repurchase							(953)
Income before income taxes							48,447

	December 31, 2009	September 30, 2010
	$	$
Segment assets:
Bauxite	125,168	130,854
Alumina refining	237,886	218,417
Primary aluminum products	612,099	599,003
Flat rolled products	382,601	393,051
Corporate	373,645	92,402
Eliminations	(33,811)	(44,560)
Total assets	1,697,588	1,389,167

The following table reconciles net income to Adjusted EBITDA for the periods presented. All of the following adjustments are in accordance with the credit agreement governing our term B loan and the indentures governing our notes.

Adjusted EBITDA

	Twelve months ended December 31, 2009	Last twelve months ended September 30, 2010	Nine months ended September 30, 2009 (as adjusted)	Nine months ended September 30, 2010	Three months ended September 30, 2009 (as adjusted)	Three months ended September 30, 2010
	$	$	$	$	$	$
Net income (loss) for the period	101.4	(24.7)	158.1	32.0	125.9	25.2
Income tax expense	58.6	12.6	62.4	16.4	12.5	13.0
Interest expense, net	53.6	36.0	42.6	25.0	12.6	7.2
Depreciation and amortization	86.6	103.4	59.3	76.1	18.8	24.9
Joint Venture EBITDA(a)	8.0	―	8.0	―	0.7	―
LIFO adjustment(b)	26.0	1.1	25.2	0.3	16.4	0.7
LCM adjustment(c)	(43.4)	(10.3)	(35.4)	(2.3)	(20.0)	(11.7)
(Gain) loss on debt repurchase	(211.2)	(19.0)	(193.2)	(1.0)	(28.5)	(3.6)
New Madrid power outage(d)	(30.6)	―	(30.6)	―	(13.3)	―
Charges related to termination of derivatives	17.9	9.1	17.8	9.0	6.1	―
Non-cash hedging gains, net(e)(g)	(86.1)	(46.8)	(80.2)	(40.9)	1.1	(27.1)
Goodwill and other intangible asset impairment	108.0	65.0	43.0	―	―	―
Joint Venture impairment	80.3	―	80.3	―	―	―
Gain on business combination	(120.3)	―	(120.3)	―	(120.3)	―
Purchase accounting(f)	8.9	0.4	6.5	(2.0)	6.5	―
Other items, net(h)	40.6	64.0	25.2	48.6	9.0	4.4
Adjusted EBITDA	98.3	190.8	68.7	161.2	27.5	33.0

The following table reconciles cash flow from operating activities to Adjusted EBITDA for the periods presented:

(in millions)	Twelve months ended December 31, 2009	Last twelve months ended September 30, 2010	Nine months ended September 30, 2009 (as adjusted)	Nine months ended September 30, 2010
	$	$	$	$
Cash flow from operating activities	220.4	239.9	230.4	249.9
Loss on disposal of property, plant and equipment	(9.3)	(5.4)	(7.3)	(3.4)
Gain on hedging activities	68.9	38.1	63.1	32.3
Settlements from hedge terminations, net	(120.8)	(165.7)	(119.7)	(164.6)
Insurance proceeds applied to capital expenditures	11.5	―	11.5	―
Equity in net income of investments in affiliates	0.7	―	0.7	―
Stock compensation expense	(1.5)	(4.6)	(1.1)	(4.2)
Changes in deferred charges and other assets	(0.8)	(0.5)	8.4	8.7
Changes in pension and other long-term liabilities	2.9	22.2	(32.0)	(12.7)
Changes in asset and liabilities, net	(21.2)	28.6	(18.0)	31.8
Income tax expense (benefit)	0.9	17.5	(16.6)	―
Interest expense, net	12.1	5.3	17.5	10.7
Joint Venture EBITDA(a)	8.0	―	8.0	―
LIFO adjustment(b)	26.0	1.1	25.2	0.3
LCM adjustment(c)	(43.4)	(10.3)	(35.4)	(2.3)
New Madrid power outage(d)	(30.6)	―	(30.6)	―
Non-cash hedging gains(e) (g)	(86.1)	(46.8)	(80.2)	(40.9)
Charges related to termination of derivatives	17.9	9.1	17.8	9.0
Purchase accounting(f)	8.9	(1.6)	8.5	(2.0)
Insurance proceeds applied to depreciation expense	(6.8)	(6.8)	―	―
Other items, net(h)	40.6	70.7	18.5	48.6
Adjusted EBITDA	98.3	190.8	68.7	161.2

(a)	Prior to the Joint Venture Transaction at August 31, 2009 our reported Adjusted EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates depreciation and amortization, interest and tax components of equity.
(b)	Our New Madrid smelter and rolling mills use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates pre-tax income to the FIFO method by eliminating LIFO expenses related to inventory held at the New Madrid smelter and rolling mills. Inventories at St. Ann and Gramercy are stated at lower of weighted average cost or market, and are not subject to the LIFO adjustment.
(c)	Reflects adjustments to reduce inventory to the lower of cost (adjusted for purchase accounting) or market value.
(d)	Represents the portion of the insurance settlement used for claim-related capital expenditures.
(e)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps, but does not affect the following cash settlements (received)/ paid (in millions):

	Twelve months ended December 31, 2009	Last twelve months ended September 30, 2010	Nine months ended September 30, 2009	Nine months ended September 30, 2010	Three months ended September 30, 2009	Three months ended September 30, 2010
	$	$	$	$	$	$
Aluminum swaps—fixed-price	(93.1)	(42.3)	(75.0)	(24.2)	(18.9)	―
Aluminum swaps—variable-price	23.8	0.8	22.2	(0.8)	3.2	(0.5)
Natural gas swaps	31.8	23.8	24.3	16.3	8.9	5.9
Interest rate swaps	11.9	12.8	4.7	5.6	―	―
Total	(25.6)	(4.9)	(23.8)	(3.1)	(6.8)	5.4

This table reflects cash settlements net of early termination discounts totaling $17.9 million in 2009 and $4.1 million to date in 2010.

(f)	Represents the impact from inventory step-ups and other adjustments arising from adjusting assets acquired and liabilities assumed in the Joint Venture Transaction to their fair values.
(g)	During third quarter 2010, we revised our previous interpretation of the definition of non-cash hedge gains in the credit agreement governing our senior secured credit facilities and the indentures governing our notes. We believe the revised interpretation is more consistent with the spirit of those agreements as they pertain to non-cash items. As such, we excluded from the calculation of Adjusted EBITDA cash gains from hedge monetization of $23.3 million and $30.9 million for the three and nine months ended September 30, 2010, respectively. The exclusion of this gain would not have caused us to fall us below the required thresholds of restrictive covenants as of June 30, 2010.
(h)	Other items, net, consist of the following (in millions):

	Twelve months ended December 31, 2009	Last twelve months ended September 30, 2010	Nine months ended September 30, 2009	Nine months ended September 30, 2010	Three months ended September 30, 2009	Three months ended September 30, 2010
	$	$	$	$	$	$
Sponsor fees	2.0	14.0	1.5	13.5	0.5	―
Pension expense-non cash portion	8.1	8.0	6.0	5.9	2.3	1.3
Employee compensation items	1.8	4.9	1.4	4.5	0.4	0.2
Loss on disposal of property, plant and equipment	7.3	5.5	5.2	3.4	3.5	1.5
Interest rate swap	11.9	12.8	4.7	5.6	―	―
Consulting and non-recurring fees	5.6	7.3	3.7	5.4	1.0	0.2
Restructuring	(0.2)	7.9	―	8.1	―	0.3
Other	4.1	3.6	2.7	2.2	1.3	0.9
Total	40.6	64.0	25.2	48.6	9.0	4.4

Forward‐looking Statements

This press release may contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, without limitation, the general business environment and, fluctuating commodity prices. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Non-GAAP Financial Measures

This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available within this press release or within the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release.

Certain covenants contained in our debt instruments, which restrict our ability to take certain actions and determine in part interest rates, we pay under our senior secured credit facilities, use Adjusted EBITDA. Under our debt instruments, “Adjusted EBITDA” means net income before taxes, net interest expense and depreciation and amortization, adjusted to eliminate related party management fees, certain charges resulting from the use of purchase accounting and specified other non-cash items of income or expense. Adjusted EBITDA is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of our cash flows or as a measure of liquidity.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company controlled by affiliates of its private equity sponsor.

Conference Call Information

Noranda will be hosting a conference call at 10:00a.m. Eastern Time today to discuss the quarterly results. The call will be broadcast over the Internet on the Company's homepage at www.NorandaAluminum.com and can be accessed under the link "Investor Relations." The webcast will be archived shortly after the conference call concludes.

To participate in the question-and-answer session of the conference call, dial the appropriate number below at least 10 minutes prior to the scheduled start of the call.

U.S. participants: 866-788-0547
International participants: 857-350-1685
Conference ID #: 67288242

CONTACT:
Noranda Aluminum Holding Corporation
For press inquiries:
April Lassiter, 310-924-9249
april@mediakreativ.com
or
For all other inquiries:
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com